Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Paul V. Maier	Rachel Kennedy
Chief Financial Officer	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER

AND FULL YEAR OF 2013

Record quarterly and annual revenues; annual growth of 81% over prior year

SAN DIEGO, Calif. – February 27, 2014 – Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative testing and genetic analysis solutions, today reported total revenues of $45.1 million for the fourth quarter and $162.4 million for the full year of 2013. Net loss was $18.9 million, or $0.16 per share, for the fourth quarter and $107.4 million, or $0.93 per share, for the full year.

Recent Key Accomplishments

•	Diagnostic services revenues were $119.6 million, about 90% of which is on a cash accounting basis, as compared to $46.5 million in 2012, a 157% increase.

•	Unrecorded diagnostic accounts receivable are estimated to be $46 to $51 million as of December 31, 2013.

•	The volume of commercial tests accessioned more than doubled; 185,500 total commercial diagnostic test samples were accessioned during 2013, as compared to 92,000 in 2012.

•	Strong increases achieved in the adoption rate and sales of Sequenom Laboratories’ MaterniT21 PLUS™ laboratory-developed test (LDT):

•	Approximately 148,500 MaterniT21 PLUS test commercial samples were accessioned in 2013, 143% more than in 2012; 93% of accessions were from U.S. patients, international test volumes and revenues continue to show strong growth.

•	Agreement with a second national payor signed, bringing the number of lives covered under commercial signed contracts to 113 million and government programs to 21 million as of December 31, 2013.

•	Cash burn was reduced to $13.6 million for the fourth quarter of 2013, a 41% decrease as compared to the prior quarter in 2013.

“We believe that the increasing acceptance and adoption of the MaterniT21 PLUS test by the U.S. and international medical communities demonstrate a strong testament to Sequenom Laboratories leadership position in noninvasive prenatal testing (NIPT),” said Harry Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “Our success in completing contracts with national and regional payors further supports our position as the NIPT leader. Since the introduction of the MaterniT21 PLUS test in 2011, Sequenom Laboratories has provided more than 200,000 high-risk patients and their families with valuable, accurate information in a noninvasive manner, and we are committed to continuing to provide our leading diagnostic testing services to more physicians and their patients worldwide.”

Fourth Quarter 2013 Performance

Total revenues for the fourth quarter of 2013 increased to $45.1 million, 34% over revenues of $33.7 million for the comparable period in 2012. Revenues from the Sequenom Laboratories operating segment grew to $32.7 million in the fourth quarter of 2013, up from $21.1 million in the prior year period, while fourth quarter 2013 revenues from the Sequenom Bioscience operating segment remained stable. Revenues from Sequenom Laboratories operating segment are recorded primarily on the cash basis of accounting. Revenues for MaterniT21 PLUS international samples and royalties grew to 12.5% of Sequenom Laboratories operating segment revenue for the fourth quarter 2013, compared to 3.3% of revenue for the same period in 2012. Revenue related to international samples and royalties are recorded on the accrual basis.

Total cost of revenues increased to $26.8 million for the fourth quarter of 2013, compared to $21.4 million for the prior year period. Cost of revenues increased due to the significant increase in the number of laboratory-developed tests performed, with accessions of 46,000 total samples during the fourth quarter of 2013, compared to 33,300 total samples accessioned during the prior year period. Costs in 2013 also included the costs of the additional laboratory location in Raleigh-Durham, North Carolina, which became operational in the second quarter of 2013.

Overall gross margin for the fourth quarter of 2013 was 40.6%, as compared to gross margin of 36.6% for the fourth quarter of 2012. Fourth quarter gross margin for our Sequenom Laboratories operating segment improved, with the increase in revenue and lower cost per test due to volume efficiency. Gross margin for our Bioscience operating segment for the fourth quarter of 2013 was 64.0%, compared to 66.7% for the prior year period due to a higher mix of instrument sales.

Total operating expenses for the fourth quarter of 2013 were $35.0 million, as compared to total operating expenses of $42.0 million for the fourth quarter of 2012 and $43.0 million for the third quarter of 2013. Selling and marketing expenses decreased to $11.9 million for the fourth quarter of 2013 from $14.9 million for the fourth quarter of 2012, resulting primarily from lower personnel costs following the restructuring, which occurred in August 2013. Research and development expenses decreased to $9.3 million for the fourth quarter of 2013, as compared to $13.4 million in the fourth quarter of 2012, resulting primarily from the completion of the validation of the MaterniT21 PLUS test at the North Carolina laboratory location during the second quarter of 2013 and other projects.

Net loss for the fourth quarter 2013 was $18.9 million or $0.16 per share, as compared to net loss of $32.8 million, or $0.29 per share for the same period in 2012. Net cash used in operating activities was $10.6 million for the fourth quarter 2013, lower than previous quarters in 2013.

Full year 2013 Performance

The Company reported revenues of $162.4 million for 2013, an increase of 81%, compared to revenues of $89.7 million for 2012. Diagnostic services revenues were 74% of total revenues for 2013. The Company will continue to account for revenues from its diagnostic testing services primarily on a cash basis until we have at least several months of payment history to determine whether we have sufficient data to permit an estimate of collectable amounts to be made before moving certain payors to the accrual method of accounting. Revenues for international samples and royalties, accounted for on the accrual basis, grew to 9.7% of revenue for 2013, compared to 4.5% of revenue for the same period in 2012.

Cost of revenues increased to $102.7 million for 2013, compared to $62.3 million for 2012, due to the greatly increased number of diagnostic tests performed. Sequenom Laboratories accessioned 185,500 samples during 2013 as compared to 92,000 samples accessioned during the prior year.

Overall gross margin for 2013 was 36.7% of revenues, increasing from 30.5% of revenues for the full year 2012, primarily as a result of the additional revenue for diagnostic services which are primarily recorded on a cash basis.

Total operating expenses for 2013 were $158.1 million, as compared to total operating expenses of $140.2 million for 2012. This increase was primarily the result of higher legal costs associated with patent litigation, restructuring costs of $6.0 million, higher billing and collections expenses due to increased test volumes and higher selling and marketing expenses.

Selling and marketing expenses increased to $51.4 million for 2013 from $48.6 million for 2012, due primarily to higher labor costs associated with the expansion of Sequenom Laboratories’ prenatal sales force. Research and development expenses decreased to $46.5 million for 2013 from $50.5 million in 2012. The decline in expense compared to 2012 is related primarily to lower labor and supply costs to support research and development activities. General and administrative expenses for 2013 were $54.2 million, as compared to $41.1 million for 2012, due to a $9.1 million increase in patent litigation expenses and increased infrastructure to support the Company’s operations, including billing and collections. Total stock-based compensation expense was $11.2 million for 2013, a $2.1 million decrease from the $13.3 million recorded during 2012.

Net loss for 2013 was $107.4 million or $0.93 per share, as compared to net loss of $117.0 million, or $1.03 per share for 2012. The adjusted net loss for 2013 was $101.4 million, or $0.88 per share, excluding the restructuring costs of $6.0 million.

As of December 31, 2013, the Company’s total cash, cash equivalents and marketable securities were $71.3 million. Net cash used in operating activities was $85.6 million for 2013, while payments made for purchases of capital equipment for the same period totaled $12.7 million, and repayments on our long-term debt totaled $7.6 million.

“We made significant progress in our performance during 2013, with 157% growth in diagnostic services revenue as our collections and revenue improved during the year and our overall cash burn declined in the last half of the year,” said Paul V. Maier, Sequenom’s CFO. “We look forward to continued growth in 2014 as we improve our collection results following the coding changes adopted at the beginning of 2013 and continue to increase our volume of tests performed.”

Operational Update

In the fourth quarter of 2013, Sequenom Laboratories announced that the MaterniT21 PLUS test now reports on the presence of certain clinically relevant microdeletions as well as autosomal trisomies for chromosomes 16 and 22.

Other recent accomplishments include:

•	NIPT massively parallel sequencing (MPS) patent issued in Europe, further strengthening Sequenom’s prenatal diagnostic patent portfolio.

•	Sequenom Laboratories signed an agreement with Nicox for the marketing and sales of its RetnaGene™ AMD LDT. This test complements the Nicox growing retinal franchise, and Nicox is better positioned to fully capitalize long-term on the AMD testing opportunity.

•	Reduced the volume of Medicaid tests to 14% in the fourth quarter from 26% in the first quarter of 2013.

•	Launched two research use only oncology panels, UltraSeek™ and OncoFocus™, for the MassARRAY® System to aid in translational and clinical research studies.

•	Continued efforts to gain coverage in additional states and have increased Medicaid coverage to 12 state programs.

•	Mayo Clinic and Sequenom Laboratories partnered to provide access to the MaterniT21 PLUS LDT to the physicians and their patients in the Mayo Clinic network.

“2013 was a significant year for noninvasive prenatal testing worldwide, and Sequenom Laboratories was at the forefront of the many advancements made in this ground-breaking technology. We expect to continue to lead the industry in 2014 by expanding use of, and reimbursement for, the MaterniT21 PLUS test,” said Dr. Hixson. “We have set high goals for 2014, and we expect to achieve these goals to continue to build value for our shareholders and maintain our leadership position in NIPT.”

Key Objectives for 2014

The Company has established its primary financial and R&D objectives for 2014 to include:

•	Achieve break-even and positive cash flow for the fourth quarter of 2014.

•	Expand the NIPT menu with the development of a low-cost test on an alternative platform by year-end, which we expect will facilitate international access and potential future entry into the low-risk market.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter and year ended December 31, 2013. Management uses non-GAAP financial measures because it believes the appropriate analysis of our performance cannot be effectively considered while incorporating the effect of items and charges that have not been experienced consistently in prior periods. Furthermore, management believes that a cash flow metric incorporating cash used by operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported the following non-GAAP financial measures: “adjusted net loss”, “adjusted net loss per share” and “cash burn”. These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted net loss excludes the impact of charges associated with restructuring our operations including the impairment of intangible assets. Adjusted net loss per share excludes the effect of the same items from net loss per share. Management believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted net income or loss to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities, purchases of property, equipment and leasehold improvements, and payments on long-term obligations. Reconciliations of net loss, the GAAP measure most directly comparable to adjusted net loss, net loss per share, the GAAP measure most directly comparable to adjusted net loss per share, and cash used by operating activities, the GAAP measure most directly comparable to cash burn, are provided on the attached schedule.

Conference Call Information

A conference call hosted by Harry F. Hixson, Jr., Ph.D., Chairman and CEO, and other members of senior management will take place today at 5:00 pm ET (2:00 pm PT) and will be webcast live on the Sequenom website.

To access the live teleconference call, dial 877-883-0383 in the U.S. and Canada, and 412-902-6506 for other international callers. Please use code 3696874. If you are unable to listen to the live webcast, a teleconference replay will be available through Friday, March 21, 2014. Interested parties can access the replay by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10040837.

The conference call webcast is accessible through the “Investors” section of the Sequenom Web site at www.sequenom.com/invest. An online replay will be available following the initial broadcast until Friday, March 21, 2014.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genomic and genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

About Sequenom Laboratories

Sequenom Laboratories, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests with a focus on prenatal and ophthalmological diseases and conditions. Branded under the names SensiGene™, MaterniT21™ PLUS, HerediT™, NextView™ and RetnaGene™, these molecular laboratory-developed tests provide early patient management information for obstetricians, geneticists, maternal fetal medicine specialists and ophthalmologists. Sequenom Laboratories is changing the landscape in genetic disorder diagnostics using proprietary cutting edge technologies.

SEQUENOM®, MaterniT21™ PLUS, SensiGene™, HerediT™, NextView™, RetnaGene™, IMPACT Dx™ and MassArray® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statement

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s objectives for 2014 including primary financial and R&D objectives, the Company’s expectations to continue to lead the industry in expanding the use of and reimbursement for noninvasive prenatal testing (NIPT) and to work with payors to gain coverage for its tests, the Company’s goals for 2014 and expectations to achieve those goals to continue to build value for shareholders and maintain its leadership position in NIPT, and the Company’s commitment to improving healthcare through revolutionary genomic and genetic analysis solutions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS test, reliance upon the collaborative efforts of other parties such as, without limitation, healthcare providers, international distributors and licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company’s business, government regulation particularly with respect to diagnostic products and laboratory developed tests, publication processes, the performance of designed product enhancements, the Company’s ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostics, laboratory developed tests, and genetic analysis platforms, the Company’s financial position, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, litigation involving the Company, and other risks detailed from time to time in the Company’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2013, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share information)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenues:
Diagnostic services	$32,679	$21,066	$119,556	$46,457
Bioscience product sales and services	12,447	12,606	42,870	43,240

Total revenues	45,126	33,672	162,426	89,697

Cost of revenues:
Cost of diagnostic services	22,347	17,169	87,302	47,283
Cost of bioscience product sales and services	4,478	4,193	15,436	15,025

Total cost of revenues	26,825	21,362	102,738	62,308

Gross margin	18,301	12,310	59,688	27,389

Operating expenses:
Selling and marketing	11,851	14,948	51,360	48,587
Research and development	9,264	13,422	46,532	50,525
General and administrative	13,817	13,665	54,166	41,090
Restructuring costs	19	—	6,037	—

Total operating expenses	34,951	42,035	158,095	140,202

Loss from operations	(16,650)	(29,725)	(98,407)	(112,813)
Interest expense, net	(2,047)	(2,172)	(8,443)	(3,318)
Other income (expense), net	(121)	(1,166)	(255)	(1,167)

Loss before income taxes	(18,818)	(33,063)	(107,105)	(117,298)
Income tax expense	(57)	311	(301)	269

Net loss	$(18,875)	$(32,752)	$(107,406)	$(117,029)

Net loss per common share, basic and diluted	$(0.16)	$(0.29)	$(0.93)	$(1.03)

Weighted average number of shares outstanding, basic and diluted	115,743	114,786	115,378	113,646

SEQUENOM, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	December 31,
	2013	2012
Assets
Current assets:
Cash, cash equivalents and marketable securities	$71,257	$175,942
Accounts receivable, net	10,248	7,887
Inventories	16,968	10,570
Other current assets and prepaid expenses	3,061	3,075

Total current assets	101,534	197,474
Property, equipment and leasehold improvements, net	26,553	33,494
Other assets	16,615	17,987

Total assets	$144,702	$248,955

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$9,954	$16,469
Accrued expenses	28,134	24,507
Long-term debt and obligations, current portion	7,643	7,601
Other current liabilities	3,910	2,713

Total current liabilities	49,641	51,290
Long-term liabilities	141,564	149,658
Total stockholders’ (deficit) equity	(46,503)	48,007

Total liabilities and stockholders’ (deficit) equity	$144,702	$248,955

SEQUENOM, INC. RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS, AND CASH BURN (Unaudited) (In thousands, except amounts per share)
	Three months ended December 31,
	2013		2012
	Amount	Per Share	Amount	Per Share
GAAP net loss	$(18,875)	$(0.16)	$(32,752)	$(0.29)
Reconciling item:
Restructuring costs(1)	19	—	—	—

Adjusted net loss(2)	$(18,856)	$(0.16)	$(32,752)	$(0.29)

Cash burn(1):
Net cash used in operating activities	$10,607		$12,484
Purchases of property, equipment and leasehold improvements	994		2,861
Payments on long-term obligations	2,047		1,992

Cash burn	$13,648		$17,337

	Years ended December 31,
	2013		2012
	Amount	Per Share	Amount	Per Share
GAAP net loss	$(107,406)	$(0.93)	$(117,029)	$(1.03)
Reconciling item:
Restructuring costs(1)	6,037	0.05	—	—

Adjusted net loss(2)	$(101,369)	$(0.88)	$(117,029)	$(1.03)

Cash burn(1):
Net cash used in operating activities	$85,639		$78,014
Purchases of property, equipment and leasehold improvements	12,714		15,231
Payments on long-term obligations	7,574		2,631

Cash burn	$105,927		$95,876

(1)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.
(2)	Amounts may not foot due to rounding.